Exhibit 10.1
CHICO’S FAS, INC.

11215 Metro Parkway
Fort Myers, Florida 33966
(239) 274-4145
Fax: (239) 274-4284

Scott A. Edmonds
President
Chief Executive Officer
July 18, 2006 {REVISED July 25, 2006}
Ms. Michelle Delahunty-Cloutier
70 Watch Hill
East Greenwich, RI 02818
Dear Michelle:
Chico’s is very pleased to offer you a chance to join our organization. We believe that you can make a tremendous impact on our organization and look forward to the chance to work with you. Please let this letter serve as an offer to join Chico’s FAS, Inc. and your acceptance of that offer. The following will outline the specifics:

Title:	Executive Vice President/General Merchandising Manager Chico’s

Reporting to:	Pat Murphy-Kerstein — Executive Vice President / Chief Merchandising Officer

Base Salary:	$575,000.00 annually

Start Date:	Approximately 9/15/06

Incentive Bonus:
Range: 0-120% of base salary earned during the semi annual bonus period, which is contingent upon the achievement of corporate EPS targets and performance of the Chico’s brand. Company performance below levels established at the beginning of each season will result in no bonus payout. Achievement of results beyond the “Plan” level may pay up to 145% of base salary actually earned during the period. Incentive bonus guaranteed at 60% of base salary earned during fall season 2006 bonus period and guaranteed at 60% of base salary earned during the spring 2007 bonus period. Our two semi-annual bonus periods are February thru July and August thru January. Payouts normally occur at or around the time of our earnings release in early March, and early September.

Sign on Bonus:
$125,000, less applicable taxes, to be paid to you within 30 days of reporting to work at Chico’s. You agree to repay this entire amount within 60 days if you voluntarily leave Chico’s within 12 months of your start date.

Car Allowance:	$18,000.00 annually ($692.31 per bi-weekly payroll period)

Stock Options:
A one-time grant on start date of 50,000 non-qualified stock options at Fair Market Value on date of hire. These options will vest over a 3-year period with one-third vesting each year on the anniversary of your hire date.

Restricted Stock:
A one-time grant on start date of 15,000 shares of restricted stock with three-year vesting. These shares will vest over a three-year period with one-third vesting on each of the first, second, and third anniversaries of your hire date.

Equity Compensation Value:
Total value of options and Restricted Stock = $920,000
Black-Scholes value of 50,000 options is approximately $575,000 based on $23 stock price and 50% Black-Scholes valuation. Value of the Restricted Stock is approximately $345,000 based upon a $23 stock price.

Severance:
If we terminate your employment without cause, we will continue to pay you your base salary for a period of twelve-months following the date of termination. In general terms, cause shall mean any action or inaction by you that causes the company substantial harm. If, however, Chico’s adopts a severance plan applicable to all officers, you agree that any such plan will supersede the provisions of this paragraph.

Change of Control:
If there is a greater than 50% change in Company ownership or greater than 50% turnover in the Company’s Board of Directors in any 12-month period, that results in your good faith determination that you can no longer adequately perform your duties as a senior officer, resulting in your voluntarily terminating your employment, then you will be entitled to a lump sum payment of your annual salary. If, however, Chico’s adopts a severance plan applicable to all officers that covers a change of control, you agree that any such plan will supersede the provisions of this paragraph.

Change of Management:
If Scott Edmonds ceases to be employed by Chico’s, for any reason, within the first year of your employment, that results in your good faith determination that you can no longer adequately perform your duties as a senior officer, resulting in your voluntarily terminating your employment, then you will be entitled to a lump sum payment of your annual salary; provided, however, that your rights under this paragraph must be exercised within 90 days of Mr. Edmonds leaving and you must provide Chico’s with at least 90 days written notice of your intention to voluntarily terminate your employment. If you exercise your rights under this paragraph, you agree to execute a Non-

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200

Competition and Non-Solicitation Agreement substantially in the form of the Agreement attached to this letter.

Time Off:
You will be eligible for up to four weeks of vacation per calendar year starting in 2007, as well as three personal, one floating holiday, and up to six sick days per year. Vacation for 2006 will be pro-rated based on start date.

Annual Review:	Merit reviews and equity grants for officers are considered at the end of the fiscal year, approximately February of each year.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Plan:
Medical/Dental/Vision
Chico’s will reimburse you for COBRA premiums on medical insurance with your old company until you are eligible for the Chico’s medical insurance. If you elect not to enroll in the Chico’s program when eligible, COBRA payments will cease.

Eligibility Date: first day of the month after 60 days of employment

Life Insurance:
Chico’s provides term insurance equal to lX your base salary; in addition Chico’s provides accidental death and dismemberment insurance equal to lX your base salary. Supplemental insurance is available for purchase.

Eligibility Date: first day of the month after 60 days of employment

40l(k) Plan:
Eligible deferral of 1-50% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. You will be able to roll over existing qualified funds immediately.

Eligibility Date: first quarter after 12 months of employment

Deferred Compensation Plan:
As an officer of Chico’s, you will be immediately eligible to participate in the Chico’s Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your

Chico’s FAS, inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200

base salary payable during 2006, up to 100% of your semi-annual bonus paid for the second half of 2006, payable in March 2007, and up to 100% of your semi annual bonus paid for the first half of 2007, payable in September, 2007.

Stock Purchase Plan:	Opportunity to purchase Chico’s stock directly from the company for a discount, two times a year, in March and September.

Eligibility Date: September, 2007
Relocation:
In order to ensure a successful relocation, Chico’s FAS, Inc. will provide the following relocation assistance:
•	Packing of household goods

•	Movement and insurance of household goods from East Greenwich, RI to Fort Myers, FL

•	Temporary storage of household goods up to six months (if necessary)

•	Temporary housing up to six months (if necessary)

•	Movement of vehicle(s) from East Greenwich, RI to Fort Myers, FL

•	Transportation for your final relocation trip from East Greenwich, RI to Fort Myers, FL

•	Reimbursement of up to $10,000.00 for documented miscellaneous relocation expenses. Points or other fees paid to lower the interest rate on a mortgage are not eligible for reimbursement.

•	Up to six airline tickets for return trips to East Greenwich, RI

•	Taxable relocation expenses will be grossed up for taxes
Please indicate your acceptance of our offer by signing below and returning to my attention by a confidential fax at 239-274-4284. By signing this letter you warrant that you are not a party to any agreement that would bar or limit the scope of your employment with Chico’s. As we discussed, this offer is contingent upon a successful background check and reference checks.
Michelle, we are looking so forward to having you on our Chico’s team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience.
If you have any questions, please feel free to call me at 239-274-4145.
Very truly yours,

/s/ Scott A. Edmonds
Scott A. Edmonds
President
Chief Executive Officer

Chico’s FAS, inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200

Non-Competition and Non-Solicitation Agreement
Michelle Delahunty-Cloutier (“Executive”) hereby acknowledges that, during and solely as a result of her employment by Chico’s FAS. Inc., including any of its subsidiaries, (“the Company”) she may have received and shall continue to receive: (1) special training and education with respect to the operations of a retail clothing chain and other related matters; (2) access to confidential information; and (3) access to the Company’s business and professional contacts with clients, customers, suppliers and others. In consideration of the special and unique opportunities afforded to the Executive by the Company as a result of the Executive’s employment, as outlined in the previous sentence, the Executive hereby agrees as follows:
     (a) Executive agrees that if she should exercise her right to voluntarily terminate her employment with the Company due to a Change in Management as described in her offer letter, then for a period of one (1) year after the termination of her employment with Company, she shall not, directly or indirectly, within the United States, (i) for herself; (ii) as a consultant, manager, supervisor, employee or owner; or (iii) as an independent contractor, enter into, engage in, be employed by or consult with any business which competes with the business of the Company by selling, offering to sell, soliciting offers to buy, or producing, or by consulting with others concerning the selling or producing of, any product substantially similar to those now sold or produced by the Company or included in the product lines then developed by the Company for sale or production. These restrictions above shall not be violated by (i) the ownership of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ), or (ii) other outside business investments that do not in any manner conflict with the services to be rendered by the Executive for the Company and that do not diminish or detract from the Executive’s ability to render her required attention to the business of the Company.

Chico’s FAS, inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200

MICHELLE DELAHUNTY-CLOUTlER

Signature
7/30/06

Date

Chico’s FAS, inc. • 11215 Metro Parkway • Fort Myers, Florida 33912 • (239) 277-6200